Exhibit 99.1

January 8, 2004

FOR IMMEDIATE RELEASE

WRIGLEY ANNOUNCES ACQUISITION OF CONFECTIONERY BUSINESSES

Chicago, IL - The Wm. Wrigley Jr. Company (NYSE: WWY) announces that it has signed a purchase agreement with Agrolimen - a privately-held Spanish food conglomerate - for certain confectionery businesses of its Joyco Group.

The transaction includes Joyco's operations in China, France, India, Italy, Poland and Spain, as well as Cafosa, its chewing and bubble gum base business. Not part of the transaction are Joyco's operations in the Americas or any of its other joint ventures.

Key additions to the Wrigley Company's famous stable of brands will include Boomer(R) bubble gum, Pim Pom(R) lollipops, and Solano(R) candy, currently sold in over 70 countries.

A Great Fit

"The key drivers of acquisitions for the Wrigley Company are strategic fit and the potential for significant value creation," noted Bill Wrigley, Jr., Chairman, President & CEO. "The addition of the strong brands, people and confectionery expertise from Joyco will increase the long-term success of our business and enhance our ability to weave our brands into the fabric of everyday life around the world."

Peter Hempstead, Senior Vice President - Worldwide Strategy & New Business, added, "Our purchase of Joyco aligns with our key strategic choices by:

-	adding strong bubble gum brands to our portfolio and increasing our scale in gum base production,

-	providing additional diversification into both chewy and hard candies - including lollipops - and

-	further expanding our distribution and range of offerings in Europe as well as key development markets, like China and India."

(continued)

WRIGLEY ACQUISITION

Transaction Details

The acquisition will be a cash transaction totaling 215 million Euro Dollars ($272 million), funded from the Company's cash and existing credit lines. The Joyco acquisition is expected to be accretive to overall Company earnings by 2005.

Added Ron Waters, Chief Operating Officer, "This combination will further increase our growth opportunities and create value for our shareholders, employees, and business partners. It will make the Wrigley organization - already dedicated to brand building, value creation, and generational growth - an even stronger and more dynamic enterprise."

The proposed acquisition is subject to customary closing conditions, including certain regulatory clearances.

FROM: WM. WRIGLEY JR. COMPANY
Kelly McGrail, Director - Corporate Communications
Phone: (312) 645-4754

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty, and a variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the meaningful cautionary disclosure regarding such statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery, gums and mints, and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations including taxes; market demand for new and existing products; changes in raw material and other costs; lack of ability to implement improvements and to reduce costs associated with distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and lack of ability to sell certain assets at targeted values. Additional important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.